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                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
DAC Technologies Group International, Inc.:

We consent to the inclusion of our report dated February 15, 2002, with respect to the consolidated balance sheets of DAC Technologies Group International, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the two year period then ended, which report has been included in the Form 10 KSB and DAC Technologies Group International, Inc.



                                       /s/ Moore Stephens Frost
                                       -----------------------------------------
                                       Moore Stephens Frost



Little Rock, Arkansas
April 15, 2002